UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 26, 2022

PHUNWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37862	30-1205798
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1002 West Avenue, Austin, Texas	78701
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (512) 693-4199

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PHUN	The NASDAQ Capital Market
Warrants to purchase one share of Common Stock	PHUNW	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Departure of Director.

On September 26, 2022, Randall Crowder notified Phunware, Inc. (the “Company”) of his resignation from the Company’s board of directors (the “Board”), effective as of September 27, 2022. Mr. Crowder’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. Mr. Crowder will continue to serve as the Chief Operating Officer of the Company.

(e) Compensatory Arrangements of Certain Officers.

As previously disclosed, effective as of December 26, 2018 (the “Effective Date”), the Company entered into employment agreements (each, an “Agreement,” and collectively, the “Agreements”) with certain of its executive officers, including Alan S. Knitowski, Chief Executive Officer, Matt Aune, Chief Financial Officer, Randall Crowder, Chief Operating Officer, and Luan Dang, Chief Technology Officer (each, an “Officer,” and collectively, the “Officers”). The Agreements with Messrs. Knitowski, Aune, Crowder and Dang were attached as Exhibits 10.2, 10.3, 10.4 and 10.6, respectively, to the Form 8-K filed by the Company on January 2, 2019.

As also previously disclosed, the Company is reviewing and evaluating the Agreements and related compensatory arrangements of all of the Officers. In connection therewith, on September 27, 2022, the Company (i) provided notice to Mr. Dang (the “Notice”) that the Company does not intend to renew his current Agreement and (ii) entered into amendments to the Agreements with Mr. Aune and Mr. Crowder, respectively (each, an “Amendment,” and collectively, the “Amendments”).

Pursuant to the provision of the Notice, Mr. Dang’s Agreement will expire on December 26, 2022, which is the fourth anniversary of the Effective Date. The Company may seek to enter into a separation agreement with Mr. Dang on or prior to the expiration of his Agreement.

Pursuant to the Amendments, each of Mr. Aune’s Agreement and Mr. Crowder’s Agreement will have a term running from the Effective Date through September 27, 2023. Also pursuant to the Amendments, the term of each of Mr. Aune’s Agreement and Mr. Crowder’s Agreement will not renew automatically for additional one (1) year terms. Accordingly, each of Mr. Aune’s Agreement and Mr. Crowder’s Agreement will expire on September 27, 2023.

The Amendments also amended Mr. Aune’s Agreement and Mr. Crowder’s Agreement to provide that if the Company terminates either Officer’s employment with the Company for reasons other than Cause (as defined therein), the Officer’s death, or the Officer’s Disability (as defined in therein), and such termination occurs outside the Change in Control Period (as defined therein), then subject to the terms of the applicable Agreement, the Officer will receive, in addition to his salary payable through the date of termination of employment and any other employee benefits earned and owed through the date of termination, among other things, continuing payments of severance pay at a rate equal to the Officer’s Base Salary (as defined therein) rate, as then in effect, for the greater of (i) six (6) months from the date of such termination or (ii) the remainder of the term of the applicable Agreement, in accordance with the Company’s normal payroll policies.

The foregoing description of the Amendments does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendments, which are attached as Exhibit 10.1 and Exhibit 10.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit Title
10.1	Amendment No. 1 to Employment Agreement by and between Phunware, Inc. and Matt Aune.
10.2	Amendment No. 1 to Employment Agreement by and between Phunware, Inc. and Randall Crowder.
104	Cover Page Interactive Data File (embedded within the inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 30, 2022	Phunware, Inc.

	By:	/s/ Matt Aune
Matt Aune Chief Financial Officer